EXHIBIT 99.1

Harsco Reports 29 Percent Increase in Second Quarter Earnings; Company Sees Growth Continuing in Second Half and Beyond and Raises Full-Year Outlook

 --   Second quarter diluted EPS from continuing operations up 29 percent to a record $1.28; sales up 24 percent to a record $866 million
 --   Improvement led by a 72 percent increase in operating income from the Company's Access Services Segment
 --   Company raises its full-year 2006 guidance for diluted EPS from continuing operations to $4.32 to $4.42, from $4.00 to $4.10

HARRISBURG, Pa., July 27, 2006 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record second quarter 2006 results from continuing operations.

Second quarter 2006 diluted EPS from continuing operations was $1.28, up 29 percent from $0.99 in the second quarter of 2005. Income from continuing operations was $54.1 million, compared with $41.8 million last year, an increase of 29 percent. Overall operating margins improved by 60 basis points to 11.3 percent from 10.7 percent in last year's comparable period. Second quarter sales were up 24 percent to $866 million, from $696 million last year. Second quarter performance benefited from the Company's November 21, 2005 acquisition of Huennebeck Group GmbH and the December 29, 2005 acquisition of the Northern Hemisphere steel mill services operations of Brambles Industrial Services. Both acquisitions were accretive in the second quarter of 2006. Compared with the second quarter of 2005, sales in the second quarter of 2006 were reduced as a result of the sale of the Company's U.K.-based Youngman manufacturing operation on October 1, 2005. Positive foreign currency translation contributed approximately $4.4 million to this year's second quarter sales and $0.8 million to pre-tax income.

For the first six months of 2006, sales, income from continuing operations, and diluted earnings per share were all records. Income from continuing operations was $88.3 million, or $2.09 per diluted share, compared with income from continuing operations of $64.9 million, or $1.54 per diluted share in the first six months of 2005, an increase in both income and diluted EPS of 36 percent. Sales for the first six months of 2006 were $1.64 billion, an increase of 22 percent from $1.34 billion in the same period a year ago. Foreign currency translation reduced first half sales by $12.2 million, but contributed $0.8 million to pre-tax income.

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "Our strategies for securing Harsco's long-term growth through increasing internationalization and a focused, industrial services-based portfolio are now clearly paying off. The excellent results of the second quarter and first half of 2006 reflect strong organic growth across our core industrial service markets, as well as the added contributions of 2005's late-year acquisitions. We look for Harsco's gathering strength to continue through the second half of 2006 and into 2007, supported by our market-leading services and products to the global steel, infrastructure and energy markets.

"We see many opportunities to continue strengthening our position, not only in our current major markets but also in key economies where substantial programs for infrastructure modernization and expansion are underway. Within the next three to five years, it is our objective to approximately double our presence in the Latin American, Asia/Pacific, Middle East and Africa, and Eastern European markets to approximately 30 percent of total Harsco revenues, and with a growing revenue base overall. This further geographic balancing of our revenue profile, already more than 60 percent international, will complement our existing market leadership positions in North America and Western Europe with expanded opportunities to further accelerate our worldwide momentum, and without dependence on any one region's economic or political circumstances."

Second Quarter Business Review

Mill Services

Sales in the second quarter of 2006 increased by 27 percent to $344 million from $271 million in last year's second quarter. Organic sales growth contributed $13 million, or approximately 5 percent; the acquisitions of Evulca on May 13, 2005 and the Brambles Northern Hemisphere steel mill services operations on December 29, 2005 contributed $56 million, or 21 percent; and positive foreign currency translation increased sales by $3 million, or approximately 1 percent. Operating income increased by 15 percent to $38.5 million in the second quarter, up from $33.4 million in the second quarter of last year. Foreign currency translation contributed $0.9 million to pre-tax income in the quarter. While operating margins decreased to 11.2 percent from 12.3 percent in the same period last year, they were up 90 basis points sequentially from the first quarter of 2006. Included in last year's second quarter was $2.8 million in net pre-tax income, or approximately $0.05 per share, due to a gain on the disposal of assets related to exiting an underperforming contract, partially offset by reorganization costs.

The improved results for the second quarter of 2006 reflect the Brambles acquisition, strong global steel production, new contract signings, and the effectiveness of the Company's ongoing cost control initiatives.

The second half outlook remains positive. The Brambles acquisition is expected to continue to be accretive, global steel production is forecast to continue to be up year-over-year, and the Company foresees new contract signings in coming quarters. In addition, the Company will continue to aggressively manage its costs to protect its margins.

Access Services

Second quarter 2006 sales increased 31 percent to $270 million from $207 million last year. Organic sales growth contributed $20 million, or approximately 10 percent; the net effect of the November 21, 2005 acquisition of Huennebeck Group and the October 1, 2005 sale of the U.K.-based Youngman manufacturing business contributed $42 million, or 20 percent; and positive foreign currency translation increased sales by $1 million, or approximately 1 percent. Operating income increased by 72 percent to $36.7 million in the second quarter, up from $21.3 million in the comparable period of last year. Positive foreign currency translation increased operating income by approximately $0.1 million in the quarter. Operating margins increased by approximately 330 basis points to 13.6 percent from 10.3 percent in the second quarter of 2005.

The improved second quarter performance was the result of better than expected sales and income from the Huennebeck acquisition and strong organic operating results due to improving non-residential construction and industrial plant maintenance market conditions in North America, Europe and the Middle East.

The outlook for the second half of 2006 and 2007 is positive. The Company expects that Huennebeck will continue to be accretive in the second half of 2006. Market data indicates the beginning of a multi-year global upswing in non-residential infrastructure build. In addition, the Company expects further market share gains due to geographic expansion and signings of new industrial plant maintenance contracts for its growing range of access services.

Engineered Products and Services ("All Other")

Sales in the second quarter of 2006 increased 19 percent to $152 million from $128 million last year. Operating income increased to $22.0 million, up 20 percent from $18.3 million in the second quarter of last year. Foreign currency translation in the quarter decreased sales by $0.3 million, but had a positive $0.1 million impact on operating income. Operating margins improved to 14.5 percent, up some 20 basis points from 14.3 percent last year.

All five of the operating units in this Group registered increased sales in the second quarter of this year compared with the second quarter of 2005, due to strong end-market demand. Four of the five units also recorded higher operating income, with only Reed Minerals showing lower income in the quarter compared with last year's second quarter due to continued higher transportation and energy costs.

Strength in the non-residential construction, rail transportation and energy markets give the Company confidence in the outlook for this group of operations. Backlogs remain high and new bookings are favorable for future growth.

Gas Technologies

Sales in the second quarter were up 11 percent to $99 million from $90 million last year. Operating income of $1.2 million was down 66 percent from last year's $3.6 million. Operating margins were 1.2 percent compared with 4.0 percent in the second quarter of last year. Income in the second quarter of 2006 was negatively impacted by higher commodity and retrospective insurance costs. Without these higher commodity costs and insurance charge, quarterly operating income would have been comparable to last year and margins would have been approximately 80 basis points lower. The effect of foreign currency translation was minimal.

The Company anticipates a stronger second half for this segment as increasingly robust end market demand is driving improved backlogs for the Company's high pressure cylinders, cryogenic tanks, and propane tanks, the segment's three largest product sectors. The second half also typically benefits from seasonality factors, notably in propane tanks. The Company continues to move forward in its cost containment and operational improvement programs, particularly in its valve business, in its efforts to bring this segment to more historical levels of earnings and margins.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the second quarter of 2006 was a record $114 million, a 33 percent increase over the $86 million for the comparable period of last year. Net cash used by investing activities was $98 million, a 38 percent increase over the $71 million last year. The increased use of cash was due primarily to higher capital expenditures for organic growth, capital initiatives to improve operational efficiencies, and capital expenditures for the businesses acquired in the fourth quarter of 2005. Net cash provided by operating activities for the first six months of 2006 was a record $184 million, compared with $134 million in 2005, an increase of 37 percent.

During the first half, the Company's total debt decreased by some $3 million to $1.0 billion as of June 30, 2006. The debt-to-capital ratio decreased by 260 basis points to 47.8 percent at the end of the second quarter of 2006, down from 50.4 percent at the end of 2005.

Consistent with the quarterly results, meaningful improvement in Economic Value Added (EVA(r)) continued to be achieved in the second quarter and first half of 2006.

Outlook

The Company continues to see strong end markets which underpin its confidence in delivering positive results for the second half of 2006. As a result, the Company is raising its guidance for diluted EPS from continuing operations to $4.32 - $4.42 from the previous range of $4.00 - $4.10 per diluted share. Using the midpoint of the guidance, this reflects an increase of 17 percent over 2005's diluted EPS from continuing operations of $3.73. As previously noted, 2005's fourth quarter results included a one-time $0.06 per share benefit under the American Jobs Creation Act. No further benefits from this legislation are expected. Consistent with the Company's strategic plan of investing for growth at certain international locations, the Company also recorded in 2005's fourth quarter a one-time income tax benefit of $3.6 million, or $0.09 per diluted share. Without these one-time $0.15 per share-benefits, the midpoint of the Company's new guidance for 2006 reflects an increase in EPS of approximately 22 percent over the prior year.

For the 2006 third quarter, the Company is forecasting earnings from continuing operations in the range of $1.20 to $1.25 per diluted share, a 26 to 32 percent increase over the $0.95 in the third quarter of 2005.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 1397169. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 1397169.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and products company with four market-leading business groups that provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. The Company employs approximately 21,000 people in 45 countries of operation. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primezone.com/newsroom/prs/?pkgid=361

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
 (In thousands, except per share amounts)

                          Three Months Ended      Six Months Ended
                                June 30                June 30
                            2006       2005        2006        2005
 =====================================================================
 Revenues from continuing
  operations:
   Service sales         $ 636,393   $498,787   $1,209,024  $  968,360
   Product sales           229,123    197,360      426,045     367,848
 ---------------------------------------------------------------------
   Total revenues          865,516    696,147    1,635,069   1,336,208
 ---------------------------------------------------------------------
 Costs and expenses from
  continuing operations:
   Cost of services sold   457,133    367,401      879,957     719,806
   Cost of products sold   184,430    158,914      340,654     300,156
   Selling, general and
    administrative
    expenses               123,914     95,212      244,484     192,248
   Research and develop-
    ment expenses              719        711        1,410       1,370
  Other (income) expenses    1,679       (593)       3,546         849
 ---------------------------------------------------------------------
   Total costs and
    expenses               767,875    621,645    1,470,051   1,214,429
 ---------------------------------------------------------------------
   Operating income from
    continuing operations   97,641     74,502      165,018     121,779

 Equity in income of
  unconsolidated entities,
  net                          102         42          163         120
 Interest income               918        567        1,808       1,145
 Interest expense          (14,617)   (10,419)     (28,707)    (20,862)
 ---------------------------------------------------------------------
    Income from continuing
     operations before
     income taxes and
     minority interest      84,044     64,692      138,282     102,182

 Income tax expense        (27,908)   (20,647)     (45,581)    (32,757)
 ---------------------------------------------------------------------
     Income from continuing
      operations before
      minority interest     56,136     44,045       92,701      69,425

 Minority interest in
  net income                (2,078)    (2,232)      (4,393)     (4,560)
 ---------------------------------------------------------------------
 Income from continuing
  operations                54,058     41,813       88,308      64,865
 ---------------------------------------------------------------------
 Discontinued operations:
  Loss from operations of
   discontinued business      (290)      (316)        (280)       (341)
  Gain on disposal of
   discontinued business        --        204           --         195
  Income/(loss) related to
   discontinued defense
   business                     (6)        (6)         (12)         32
  Income tax expense           112         44          110          43
 ---------------------------------------------------------------------
 Loss from discontinued
  operations                  (184)       (74)        (182)        (71)
 ---------------------------------------------------------------------
    Net Income           $53,873(a)  $ 41,739   $   88,126  $   64,794
 =====================================================================
 Average shares of common
  stock outstanding         41,961     41,612       41,892      41,558
 Basic earnings per
  common share:
   Continuing operations $    1.29   $   1.00   $     2.11  $     1.56
   Discontinued
    operations                  --         --           --          --
 -----------------------------------------------------------------------
 Basic earnings per
  common share           $  1.28(a)  $   1.00   $   2.10(a) $     1.56
 =====================================================================
 Diluted average shares
  of common stock
  outstanding               42,222     42,046       42,169      42,012
 Diluted earnings per
  common share:
   Continuing operations $    1.28   $   0.99   $     2.09  $     1.54
   Discontinued
    operations                  --         --           --          --
 ---------------------------------------------------------------------
 Diluted earnings per
  common share           $    1.28   $   0.99   $     2.09  $     1.54
 =====================================================================

 (a)  Does not total due to rounding.

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                              June 30      December 31
 (In thousands)                                2006          2005 (a)
 ---------------------------------------------------------------------
 ASSETS

 Current assets:

  Cash and cash equivalents                $    88,270    $   120,929
  Accounts receivable, net                     706,355        666,252
  Inventories                                  269,882        251,080
  Other current assets                          62,986         60,436
  Assets held-for-sale                           2,815          2,326
 ---------------------------------------------------------------------
   Total current assets                      1,130,308      1,101,023
 ---------------------------------------------------------------------
 Property, plant and equipment, net          1,224,883      1,139,808
 Goodwill, net                                 578,357        559,629
 Intangible assets, net                         80,126         78,839
 Other assets                                   94,670         96,505
 ---------------------------------------------------------------------
   Total assets                            $ 3,108,344    $ 2,975,804
 =====================================================================

 LIABILITIES

 Current liabilities:

  Short-term borrowings                    $    63,378    $    97,963
  Current maturities of long-term debt          12,374          6,066
  Accounts payable                             251,779        247,179
  Accrued compensation                          71,316         75,742
  Income taxes payable                          42,790         42,284
  Dividends payable                             13,650         13,580
  Insurance liabilities                         44,601         47,244
  Other current liabilities                    247,345        218,345
 ---------------------------------------------------------------------
   Total current liabilities                   747,233        748,403
 ---------------------------------------------------------------------
 Long-term debt                                931,293        905,859
 Deferred income taxes                         118,161        123,334
 Insurance liabilities                          57,498         55,049
 Retirement plan liabilities                   103,016         98,946
 Other liabilities                              51,999         50,319
 ---------------------------------------------------------------------
   Total liabilities                         2,009,200      1,981,910
 ---------------------------------------------------------------------
 STOCKHOLDERS' EQUITY

 Common stock                                   85,592         85,322
 Additional paid-in capital                    164,188        152,899
 Accumulated other comprehensive loss         (134,498)      (167,318)
 Retained earnings                           1,587,067      1,526,216
 Treasury stock                               (603,205)      (603,225)
 ---------------------------------------------------------------------
   Total stockholders' equity                1,099,144        993,894
 ---------------------------------------------------------------------
   Total liabilities and stockholders'
    equity                                 $ 3,108,344    $ 2,975,804
 =====================================================================

 (a) Reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                             Three Months Ended     Six Months Ended
                                  June 30                June 30
 (In thousands)               2006       2005        2006      2005
 ---------------------------------------------------------------------

 Cash flows from operating
  activities:
  Net income               $  53,873  $  41,739  $  88,126  $  64,794
  Adjustments to reconcile
   net income to net
   cash provided (used) by
    operating activities:
    Depreciation              60,973     48,703    119,388     97,463
    Amortization               1,921        610      3,757      1,270
    Equity in income of
     unconsolidated
     entities, net              (102)       (42)      (163)      (120)
    Other, net                 3,386        760      5,722      4,578
    Changes in assets and
     liabilities, net of
     acquisitions and
     dispositions of
     businesses:
      Accounts receivable    (42,821)   (16,409)   (15,358)    (7,280)
      Inventories             13,660    (16,843)   (13,950)   (49,476)
      Accounts payable           678      2,090     (9,572)     2,683
      Accrued interest
       payable                 8,389      8,803     13,098     14,177
      Accrued compensation     7,247      5,824     (7,296)    (7,689)
      Other assets and
       liabilities             7,263     11,108        556     14,086
 ---------------------------------------------------------------------

    Net cash provided by
     operating activities    114,467     86,343    184,308    134,486
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
  Purchases of property,
   plant and equipment       (99,866)   (77,476)  (166,807)  (135,777)
  Net use of cash
   associated with the
   purchases of businesses    (3,199)    (8,147)      (935)    (8,147)
  Proceeds from sale of
   assets                      4,564     14,138      5,889     14,496
  Other investing
   activities                    118         --        118         --
 ---------------------------------------------------------------------

    Net cash used by
     investing activities    (98,383)   (71,485)  (161,735)  (129,428)
 ---------------------------------------------------------------------

 Cash flows from financing
  activities:
  Short-term borrowings,
   net (including
    reclassifications
    to/from long-term
    debt)                    (51,863)    29,314    (41,511)    55,223
  Current maturities and
   long-term debt:
   Additions                 146,340     44,541    206,181     69,062
   Reductions (including
    reclassifications
    to/from short-term
    borrowings)             (114,237)   (51,599)  (206,722)   (93,351)
   Cash dividends paid on
    common stock             (13,624)   (12,477)   (27,204)   (24,911)
   Common stock issued-
    options                    4,269      1,662     10,614      6,071
   Other financing
    activities                (1,203)    (1,160)    (3,469)    (3,503)
 ---------------------------------------------------------------------

    Net cash provided
     (used) by financing
     activities              (30,318)    10,281    (62,111)     8,591
 ---------------------------------------------------------------------

 Effect of exchange rate
  changes on cash              3,652     (3,993)     6,879     (8,191)
 ---------------------------------------------------------------------

 Net increase (decrease)
  in cash and cash
  equivalents                (10,582)    21,146    (32,659)     5,458

 Cash and cash equivalents
  at beginning of period      98,852     78,405    120,929     94,093
 ---------------------------------------------------------------------

 Cash and cash equivalents
  at end of period         $  88,270  $  99,551  $  88,270  $  99,551
 =====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                          Three Months Ended      Three Months Ended
                            June 30, 2006           June 30, 2005

                                   Operating               Operating
                         Sales   Income (loss)    Sales  Income (loss)
 ---------------------------------------------------------------------

 Mill Services
  Segment             $  344,295  $   38,529   $  271,286  $   33,404

 Access Services
  Segment                269,660      36,652      206,597      21,253

 Gas Technologies
  Segment                 99,494       1,223       90,034       3,630

 Engineered Products &
  Services
 ("all other")
  Category               152,067      22,001      128,230      18,280

 General Corporate            --        (764)          --      (2,065)
 ---------------------------------------------------------------------

 Consolidated Totals  $  865,516  $   97,641   $  696,147  $   74,502
 =====================================================================

                          Six Months Ended          Six Months Ended
                           June 30, 2006              June 30, 2005

                                   Operating               Operating
                         Sales   Income (loss)    Sales  Income (loss)
 ---------------------------------------------------------------------

 Mill Services
  Segment             $  670,530  $   72,109   $  539,921  $   60,405

 Access Services
  Segment                495,454      53,435      390,174      30,619

 Gas Technologies
  Segment                186,982       3,550      172,168       5,728

 Engineered Products &
  Services
 ("all other")
  Category               282,103      37,439      233,945      27,311

 General Corporate            --      (1,515)          --      (2,284)
 ---------------------------------------------------------------------

 Consolidated Totals  $1,635,069  $  165,018   $1,336,208  $  121,779
 =====================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            (717) 730-3683
            kjulian@harsco.com
          Eugene M. Truett
          Investor Contact
            (717) 975-5677
            etruett@harsco.com